EXHIBIT 99.1

PRESS RELEASE

CONTACT:

Douglas Russell

Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

October 10, 2003

ROTONICS MANUFACTURING INC. ANNOUNCES

FIRST QUARTER EARNINGS

Gardena, California (October 10, 2003) – Rotonics Manufacturing Inc. (ASE:  RMI) today announced that first quarter earnings were $198,400, or $.02 per common share, on net sales of $8,874,900 compared to earnings of $361,700, or $.03 per common share, on net sales of $8,894,800 for the same period last year.

We were pleased that following a slow marketplace during the first two months of the current quarter, we experienced a significant increase in sales volume in the last month which continues to show promising momentum into the next quarter.  As such, sales volumes remained consistent between the two periods with notable growth in our contract manufacturing, refuse and marine product groups of 3.8%, 22.2% and 19.2% respectively.  The growth in these product groups is attributed to prior period contract tooling projects that have resulted in current period sales, our new line of refuse containers, the “Solution Series,” and our enhanced website that has improved exposure of our multitude of products.  These gains helped offset a drop in our industrial product group that continues to reflect a highly competitive and ongoing lackluster marketplace.  We continue to closely follow these industry trends and remain optimistic that our marketing efforts coupled with our new technology-based roto molding machine installed at our Commerce City, Colorado facility will help improve our completive edge in the marketplace.

Overall earnings dipped by $163,300 to $198,400 for the three months ended September 30, 2003 compared to $361,700 for the same period last year.  This reduction is attributed to rising resin costs coupled with escalating workers compensation and natural gas costs.  Even though we anticipate these costs to continue to challenge future operating gross margins, we will continue to strive to mitigate their negative impact.

Learn more about RMI and it multitude of rotonically processed plastic products on our website at www.rotonics.com.

Rotonics Manufacturing Inc.

Press Release

October 10, 2003

ROTONICS MANUFACTURING INC.

Selected Financial Information

	Three Months Ended September 30,
	2003	2002

Net sales	$8,874,900	$8,894,800

Income before taxes	$331,000	$577,200

Income tax provision:
Current	(154,700)	(234,400)
Deferred	22,100	18,900
	(132,600)	(215,500)
Net income	$198,400	$361,700

Income per common share
Basic/diluted:
Net income per common share	$.02	$.03

Stockholders’ equity (1)	$17,118,100	$17,032,800

Net book value per common share (2)	$1.39	$1.36

Common shares outstanding as of September 30, (net of treasury)	12,325,200	12,553,900

(1)                                  Net of treasury stock acquired and subsequently retired amounting to $163,900 and $70,300 for the three months ended September 30, 2003 and 2002, respectively.

(2)                                  Computed on the basis of the actual number of common shares outstanding as of September 30, 2003 and 2002, respectively, net of treasury.